EXHIBIT 10.51

USEC Inc.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective
as of
April 7, 1999

INTRODUCTION

     USEC Inc. desires to retain the services of, and provide rewards and incentives to, members of a select group of management employees who contribute to the success of USEC Inc.

     In order to achieve this objective, effective April 7, 1999, USEC Inc. has adopted the following Supplemental Executive Retirement Plan to provide supplemental retirement benefits to select members of management and highly compensated employees who become Members of this plan. This plan is intended to be an unfunded plan of deferred compensation for a select group of management or highly compensated employees, as provided in the Employee Retirement Income Security Act of 1974, as amended.

Article I

TITLE AND EFFECTIVE DATE

     1.1 This plan shall be known as the USEC Inc. Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”).

     1.2 The Effective Date of this Plan shall be April 7, 1999.

Article II

DEFINITIONS

     As used herein, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

     2.1   The term “Actuarial Equivalent” shall mean Actuarial Equivalent as defined in the Qualified Plan.

     2.2   The term “Benefit Commencement Date” shall mean the date on which benefits commence to be payable to a Member or Surviving Spouse under this Plan.

     2.3   The term “Benefit Objective” shall be an amount equal to 60% of the Member’s Final Average Compensation.

     2.4   The term “Board of Directors” shall mean the Board of Directors of the Company.

     2.5   The term “Chief Human Resource Officer” shall mean the officer appointed by the Board of Directors to administer the claims procedure described in Article VI.

     2.6   The term “Company” shall mean USEC Inc., its successors and assigns, any subsidiary or affiliated organizations authorized by the Board of Directors to participate in this Plan with respect to their Members, and subject to the provisions of Section 7.6, any organization into which the Company may be merged or consolidated or to which all or substantially all of its assets may be transferred.

     2.7   The term “Compensation” shall mean the annualized rate of base compensation and any annual incentive compensation (cash or stock) earned during a calendar year by the Member, regardless of whether paid in that calendar year, pursuant to the USEC Inc. Annual Incentive Plan or similar plan maintained by the Company, but shall not include compensation (i) in the form of stock options or stock appreciation rights or (ii) any compensation, other than annual incentive compensation, earned pursuant to the provisions of the USEC Inc. 1999 Equity Incentive

     2.8   The term “Committee” shall mean the committee appointed by the Board of Directors to administer this Plan pursuant to Article V.

     2.9   The term “Disability Benefit” shall be an amount equal to the Normal Retirement Benefit to which the Disabled Member would be entitled under this Plan had the Member elected to retire on his Normal Retirement Date at a level of compensation no less than the Final Average Compensation he received on his date of disability, with payment of the Disability Benefit commencing at age 62.

     2.10   The term “Disabled Member” shall mean any Member who incurs a termination by reason of Total and Permanent Disability.

     2.11   The term “Early Retirement” shall mean Termination of Employment with the Company (other than due to death or Total and Permanent Disability) on the first day of the month coinciding with or immediately following the Member’s attainment of age fifty-five (55). The prior approval of the Board of Directors shall be required for the Early Retirement of a Member before that Member’s attainment of age sixty (60).

     2.12   The term “Early Retirement Benefit” shall mean the benefit calculated under Article IV herein which is payable to a Member who elects Early Retirement.

     2.13   The term “Excess Plan” shall mean the USEC Inc. Excess Plan, as amended from time to time.

     2.14   The term “Final Average Compensation” shall mean the average annual Compensation paid to the Member by the Company for the three consecutive years, commencing on or after February 3, 1999, immediately preceding the Termination Date, or, if the Termination Date occurs prior to February 3, 2002, the average annual Compensation for the number of years from February 3, 1999 to the Termination Date.

     2.15   The term “Member” shall mean any employee who is part of a select group of management or highly compensated personnel who is designated as a Member by the Committee as provided in Article III. A Member shall also mean a retired or terminated Member or a Member’s Surviving Spouse who is receiving, or entitled to receive, payments under the terms of this Plan.

     2.16   The term “Normal Retirement” shall mean Termination of Employment with the Company on the first day of the month coinciding with or immediately following the Member’s attainment of age sixty-two (62).

     2.17   The term “Normal Retirement Benefit” shall mean the benefit calculated under Article IV herein which is payable to a Member who elects Normal Retirement.

     2.18   The term “Plan” shall mean the USEC Inc. Supplemental Executive Retirement Plan and any amendments thereto.

     2.19   The term “Plan Benefit” shall mean a benefit due a Member under the terms of this Plan which shall commence as of the Member’s Benefit Commencement Date.

     2.20   The term “Post-Retirement Death Benefit” shall be a benefit calculated and paid in the same form and at the same time as the post-retirement death benefit, if any, is paid under the Qualified Plan.

     2.21   The term “Pre-Retirement Death Benefit” shall be a benefit calculated and paid in the same form and at the same time, as the pre-retirement death benefit, if’ any, is paid under the Qualified Plan.

     2.22   The term “Primary Social Security Benefit” shall be the Member’, primary benefit under the Social Security Act, as amended, determined on the date as of which any offsets to benefits under this Plan are calculated, and payable at the later of age 62 or the Benefit Commencement Date.

     2.23   The term “Qualified Plan” shall mean the Employees’ Retirement Plan of USEC Inc., as amended from time to time.

     2.24   The term “Service” shall mean the period of full time employment of a Member with the Company. For this purpose, all periods of employment with the Company (both before and after the adoption of this Plan, and before and after the employee becomes a Member in this Plan), shall be included as Service.

     2.25   The term “Surviving Spouse” shall mean the spouse to whom the Member was married at the time of the Member’s death.

     2.26   The term “Termination Date” shall mean the first day of the month next following the Member’s Termination of Employment.

     2.27   The term “Termination of Employment” shall mean the termination of a Member’s Service for any reason, including voluntary or involuntary separation, retirement or death, except for a termination for “Cause” as described in Section 4.7(d).

     2.28   The term “Total and Permanent Disability” shall mean the total incapacity of a Member due to bodily injury or physical or mental disease to such all extent as to render it impossible for him to perform his customary or other comparable duties with the Company as determined by the Committee on the basis of competent medical advice and such other evidence as the Committee may deem sufficient in accordance with uniform principles consistently applied.

Article III

DESIGNATION OF MEMBERS

     3.1   Designation of Members. The Members shall be those key employees of the Company designated on an individual basis from time to time by the Committee, in its sole discretion, as Members in this Plan.

     3.2   Continued Employment. The. payment of benefits to each Member under this Plan is conditioned upon the continuous employment of such Member by the Company (including periods of disability and authorized leaves of absence) from the date of the Member’s participation in this Plan until the Member’s Normal Retirement, Early, Retirement, Total and Permanent Disability, death, or Termination of Employment whichever occurs first.

Article IV

PLAN BENEFIT

     4.1   Payment of Benefits. Except as otherwise specifically provided herein, this Plan Benefit payable under the terms of this Article shall be paid at the same time and in the same form as the Member’s benefit is paid under the Qualified Plan.

     4.2   Normal Retirement Benefit. A member who elects Normal Retirement shall receive a monthly benefit equal to one-twelfth (1/12) of the Benefit Objective minus the following amounts:

(a)	One hundred percent (100%) of the Member’s monthly Primary Social Security Benefit in effect on the later of (a) Member’s Benefit Commencement Date, or (b) the Member’s date of Termination of Employment,

(b)	One hundred percent (100%) of the Member’s monthly benefit under the Qualified Plan, assuming commencement as of his Benefit Commencement Date, and

(c)	One hundred percent (100%) of the Member’s monthly benefit under the Excess Plan, assuming commencement as of his Benefit Commencement Date.

Notwithstanding any other provision of this Section 4.2, in the event that the Member has elected a benefit under the Qualified Plan other than a monthly straight life annuity, the Normal Retirement Benefit shall be equal to the Actuarial Equivalent of the benefit in this Section 4.2, determined by calculating such benefit pursuant to the provisions described in this Section 4.2, and by converting the amount so obtained by using the Actuarial Equivalent.

     4.3   Early Retirement Benefit. A Member who elects Early Retirement shall receive a monthly benefit equal to one-twelfth (1/12) of:

(a)	The Benefit Objective, reduced by 3% for each year that the Benefit Commencement Date precedes the Member’s date of Normal Retirement.

Reduced by the sum of the following:

(b)	One hundred percent (100%) of the Member’s monthly Primary Social Security Benefit in effect on the later of (a) Member’s Benefit Commencement Date, or (b) the Member’s date of Termination of Employment;

(c)	One hundred percent (100%) of the Member’s monthly benefit under the Qualified Plan, assuming commencement as of his; Benefit Commencement Date; and

(d)	One hundred percent (100%) of the Member’s monthly benefit under the Excess Plan, assuming commencement as of his Benefit Commencement Date.

     4.4 Disability Benefit. If a Member is determined to have incurred a Total and Permanent Disability while employed by the Company, the Disabled Member shall be entitled to the Disability Benefit. The Benefit Commencement Date for a Disabled Member shall be on the first day of the month coinciding with or immediately following the Member’s attainment of age 62.

     4.5   Pre-Retirement Death Benefit. In the event of the death of a Member prior to his Benefit Commencement Date, the Member’s Surviving Spouse shall be entitled to receive a Pre-Retirement Death Benefit.

     4.6   Post-Retirement Death Benefit. In the event of the death of a Member after the attainment of his Benefit Commencement Date and before the complete payment of his plan benefit, the Member’s Surviving Spouse shall be entitled to receive a Post-Retirement Death Benefit.

     4.7   Nonforfeitable Right to Benefits Upon Other Terminations of Employment. A Member shall have a nonforfeitable right, in accordance with the terms of this Plan, to receive a benefit as follows:

(a)	In the case of the Member’s Termination of Employment other than by reason of death or Total and Permanent Disability and, prior to meeting Early Retirement eligibility, the nonforfeitable Plan Benefit shall be; calculated as described in Section 4.3, but with the Benefit Objective further reduced by 3% per year from the date the Member would be eligible for Early Retirement to the date of Termination of Employment. The earliest date that payment of such Plan Benefit may commence is on the date of Normal Retirement.

(b)	In the case of the approval of Early Retirement for the Member (after the attainment of age 55 and prior to age 60), the nonforfeitable Plan Benefit shall be calculated as described in Section 4.3, with payment commencing on a Benefit Commencement Date approved by the Board of Directors.

(c)	In the case of the Member’s Termination of Employment other than by reason of death or Total and Permanent Disability, and after the attainment of age 55 without Board of Directors’ approval for Early Retirement, the nonforfeitable Plan Benefit shall be calculated as described in Section 4.3, with payment commencing on the date of Normal Retirement.

(d)	Notwithstanding the proceeding provision of this Section 4.7, if a Member is terminated for “Cause”, as defined in any employment agreement applicable to the Member, the Member shall forfeit all rights to payment under this Plan.

Article V

PLAN AMINISTRATION

     5.1   The Committee shall administer this Plan and keep records of individual Member benefits.

     5.2   The Committee shall have the authority to interpret this Plan, to adopt and review rules relating to this Plan, and to make any other determinations for the administration of this Plan.

     Subject to the terms of this Plan, the Committee shall have exclusive jurisdiction (i) to select the employees eligible to become Members, (ii) to determine the eligibility for, and form and method of, any benefit payments, (iii) to establish the timing; of benefit distributions, and (iv) to settle claims according to the provisions in Article VI.

     5.3   The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable. The Company shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of this Plan.

Article VI

CLAIMS PROCEDURE

     6.1   The Chief Human Resources Officer of the Company shall administer the claims procedure under this Plan.

(a)	The business address and telephone number of the Chief Human Resources Officer of the Company is:

Vice President, Human Resources And Administration 6903 Rockledge Drive Bethesda, Maryland 20817 (301) 564-3335

(b)	The Company shall have the right to change the address and telephone number of the Chief Human Resources Officer. The Company shall give each Member written notice of any change of the Chief Human Resources Officer, or any change in the address and telephone number of the Chief Human Resources Officer.

     6.2   Benefits shall be paid in accordance with the provisions of this Plan. The Member (hereinafter referred to as the “Claimant”) shall make a written request for the benefits provided benefits provided under this Plan. This written claim shall be mailed or delivered to the Chief Human Resources Officer.

     6.3   If the claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed 90 days after the receipt of the claim by the Chief Human Resources Officer.

     6.4   The Chief Human Resources Officer shall provide such written notice to every Claimant who is denied a claim for benefits under this Plan. The notice shall set forth the following information:

(a)	the specific reasons for the denial;

(b)	the specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	appropriate information and explanation of the claims procedure under this Plan to permit the Claimant to submit his claim for review.

     6.5   The claims procedure under this Plan shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Committee.

(a)	The Claimant shall exercise his right of appeal by submitting a written request for a review of the denied claim to the Chief Human Resource; Officer. This written request for review must be submitted to the Chief Human Resources Officer within sixty (60) days after receipt by the Claimant of the written notice of denial.

(b)	The Claimant shall have the following rights under this appeal procedure:

(1) to request a review by the Committee upon written application to the Chief Human Resources Officer;

(2) to review pertinent documents with regard to the employee benefit plan created under this Plan;

(3) to submit issues and comments in writing;

(4) to request an extension of time to make a written submission of issues and comments; and

(5) to request that a hearing be held to consider Claimant’s appeal.

     6.6   The decision on the review of the denied claim shall promptly be provided by the Committee:

(a)	within forty-five (45) days after the receipt of the request for review if no hearing is held; or

(b)	within ninety (90) days after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.

(1)	If an extension of time is necessary in order to hold a hearing, the Committee shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be giver prior to any extension.

(2)	The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on Claimant’s appeal. The notice shall also specify the place, date, and time of that hearing and the Claimant’s opportunity to participate in the hearing. It may also include any other information the Committee believes may be important or useful to the Claimant in connection with the appeal.

     6.7   The decision to hold a hearing to consider the Claimant’s appeal of the denied claim shall be within the sole discretion of the Committee, whether or not the Claimant requests such a hearing.

     6.8   The Committee’s decision on review shall be made in writing and provided to the Claimant within the specified time periods. This written decision on review shall contain the following information:

(a)	the decision(s);

(b)	the reasons for the decision(s); and

(c)	specific reference to the provisions of this Plan on which the decision(s) is/are based.

     All of this information shall be written in a manner calculated to be understood by the Claimant.

Article VII

MISCELLANEOUS

     7.1   Nothing contained in this Plan shall be deemed to give any Member the right to be retained in the service of the Company.

     7.2   Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Member, his spouse or any other person. Any funds which may be invested by the Company to insure itself against any and all financial losses which the Company may incur under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company, and no person other than the Company, shall, by virtue of the provisions of this Plan, have any interest in such funds. To the extent that any person acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the right of any general unsecured creditor of the Company.

     7.3   A retired Member shall not be considered an employee for any purpose under the law.

     7.4   Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

     7.5   The Company reserves the right at any time and from time to time, by action of its Board of Directors to terminate, modify or amend, in whole or in part, any or all of the provisions of this Plan, including specifically the right to make any such amendments effective retroactively; provided that no such action shall reduce the Plan Benefits of any Member or Surviving Spouse.

     7.6   The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     7.7   This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Member and his legal representatives.

     7.8   This Plan shall be governed by the laws of the State of Delaware, except to the extent pre-empted by federal law. This Plan is solely between the Company and the Member. The Member shall have recourse against the Company only for enforcement of this Plan.

     7.9   Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

     7.10   The titles to articles and headings of sections of this Plan are for convenience of reference, and in case of any conflict, the text of this Plan, rather than such titles and headings, shall control.

     IN WITNESS WHEREOF, the Board of Directors has duly adopted this Plan and caused it to be executed by the Company effective as of the 7th day of April, 1999.

Attest:	USEC Inc.

/s/ Timothy B. Hansen Timothy B. Hansen Secretary	/s/ Henry Z Shelton Henry Z Shelton Title: Senior Vice President and Chief Financial Officer

FIRST AMENDMENT
TO
THE USEC INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      WHEREAS, the Company maintains the USEC Inc. Supplemental Executive Retirement Plan (the “Plan”); and

      WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined, in accordance with Section 5.2 of the Plan, that certain additional employees of the Company should participate in the Plan on certain terms and conditions; and

      WHEREAS, certain changes to the Plan are required to implement such determination of the Compensation Committee; and

      WHEREAS, the Compensation Committee has authorized the proper officers of the Company, or any of them, to execute an amendment to the Plan effecting the Committee’s determination.

      NOW, THEREFORE, the Plan shall be amended as follows, effective as of August 4, 2000:

      1. Section 2.1 is amended to read in its entirety as follows:

“Except to the extent otherwise provided herein, the term ‘Actuarial Equivalent’ shall mean Actuarial Equivalent as defined in the Qualified Plan.”

      2. Section 2.3 is amended to read in its entirety as follows:

“The term ‘Benefit Objective’ shall mean (i) with respect to the Chief Executive Officer of the Company, an amount equal to 60% of Final Average Compensation, and (ii) with respect to all other Members, an amount equal to 55% of Final Average Compensation.”

      3. A new Section 2.8A is added to the Plan immediately following Section 2.8 to read in its entirety as follows:

“The term ‘CSRS’ shall mean the Civil Service Retirement System maintained by the United States federal government.

      4. A new Section 2.8B is added to the Plan immediately following Section 2.8A to read in its entirety as follows:

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“The term ‘CSRS/FERS Benefit’ shall mean the accrued benefit of a Government Pension Member under the CSRS or the FERS, as the case may be, determined without regard to any employee contributions, if applicable, expressed as a monthly single life annuity commencing on the first day of the month coinciding with or immediately following the Government Pension Member’s attainment of age sixty-two (62) based on the actuarial assumptions applicable under CSRS or FERS, as the case may be. For purposes of the Plan, the portion of a Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company shall be the Government Pension Member’s CSRS/FERS Benefit multiplied by a fraction, the numerator of which is his years of service with the Company and the denominator of which is the years of service taken into account under CSRS or FERS, as the case may be, in determining the amount of his CSRS/FERS Benefit.”

      5. Section 2.13 is amended to read in its entirety as follows:

“The term ‘Excess Plan’ shall mean the USEC Inc. Pension Restoration Plan, as amended from time to time.”

      6. A new Section 2.13A is added to the Plan immediately following Section 2.13 to read in its entirety as follows:

“The term ‘FERS’ shall mean the Federal Employees Retirement System maintained by the United States federal government.”

      7. A new Section 2.14A is added to the Plan immediately following Section 2.14 to read in its entirety as follows:

“The term ‘Government Pension Member’ means a Member who has elected pursuant to 42 U.S.C. § 2297h-8(b) to participate in the CSRS or FERS in lieu of coverage under the Qualified Plan.

      8. Section 2.20 is amended to read in its entirety as follows:

“The term ‘Post-Retirement Death Benefit’ shall mean (i) with respect to any Member other than a Government Pension Member, a benefit calculated and paid in the same form and at the same time as the post-retirement death benefit, if any, is paid under the Qualified Plan, and (ii) with respect to any Government Pension Member, a benefit calculated and paid in the same form and at the same time as a post-retirement death benefit would have been paid under the Qualified Plan had the Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company been accrued under the Qualified Plan.”

      9. Section 2.21 is amended to read in its entirety as follows:

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“The term ‘Pre-Retirement Death Benefit’ shall mean (i) with respect to any Member other than a Government Pension Member, a benefit calculated and paid in the same form and at the same time as the pre-retirement death benefit, if any, is paid under the Qualified Plan, and (ii) with respect to any Government Pension Member, a benefit calculated and paid in the same form and at the same time as a pre-retirement death benefit would have been paid under the Qualified Plan had the Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company been accrued under the Qualified Plan.”

      10. Section 3.1 is amended to read in its entirety as follows:

“The Members shall be those key employees of the Company designated on an individual basis from time to time by the Committee, in its sole discretion, as Members in this Plan, and shown in Appendix 1, attached hereto.

      11. Section 4.1 is amended to read in its entirety as follows:

“Except as otherwise specifically provided herein, the Plan Benefit payable under the terms of this Article IV shall be paid:

“(i) with respect to any Member other than a Government Pension Member, at the same time and in the same form as the Member’s benefit is paid under the Qualified Plan, and

“(ii) with respect to any Government Pension Member, at the time and in the form elected by the Government Pension Member in a manner established by the Committee, provided that the Government Pension Member then could have elected a benefit at such time and in such form under the Qualified Plan had he participated in the Qualified Plan.”

      12. Section 4.2(b) is amended to read in its entirety as follows:

“One hundred percent (100%) of (i) in the case of a Member other than a Government Pension Member, the Member’s monthly benefit under the Qualified Plan, or (ii) in the case of a Government Pension Member, the Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company, in the case of either clause (i) or (ii), assuming commencement as of the Benefit Commencement Date.”

      13. The flush language at the end of Section 4.2 is amended to read in its entirety as follows:

“Notwithstanding any other provision of this Section 4.2 or Section 4.3, in the event that a Plan Benefit is payable to a Member in a form other than a monthly straight life annuity, the Normal Retirement Benefit (or Early Retirement Benefit) shall be equal

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to the Actuarial Equivalent of the benefit in this Section 4.2 (or Section 4.3), determined by calculating such benefit pursuant to the provisions described in this Section 4.2 (or Section 4.3), and by converting the amount so obtained by using the Actuarial Equivalent.”

      14. Section 4.3(c) is amended to read in its entirety as follows:

“One hundred percent (100%) of (i) in the case of a Member other than a Government Pension Member, the Member’s monthly benefit under the Qualified Plan, or (ii) in the case of a Government Pension Member, the Government Pension Member’s CSRS/FERS Benefit attributable to his service with the Company, in the case of either clause (i) or (ii), assuming commencement as of the Benefit Commencement Date.”

* * *

      IN WITNESS WHEREOF, the undersigned has executed this document as of the 25th day of April, 2001.

USEC INC.

/s/ Henry Z Shelton, Jr. By: Henry Z Shelton, Jr. Senior Vice President and Chief Financial Officer

      ATTEST:

Name:       /s/ Richard Rowland

Title:       Director, Human Resources

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APPENDIX 1

      The key employees of the Company designated by the Committee as Members in the USEC Inc. Supplemental Executive Retirement Plan, as described in Section 3.1:

William H. Timbers, Jr.
James H. Miller
Robert J. Moore
Philip G. Sewell
Henry Z. Shelton, Jr.

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